                                                                    EXHIBIT 2.1

                        IN THE UNITED STATES BANKRUPTCY COURT
                             FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - -x

In re                              :         Chapter 11

COUNTY SEAT, INC., COUNTY          :         Case No. 96-1637 (HSB)
SEAT STORES, INC. and
CSS TRADE NAMES, INC.              :         Jointly Administered

          Debtors.                 :

- - - - - - - - - - - - - - - - - -x



                         FIRST AMENDED PLAN OF REORGANIZATION
                             OF COUNTY SEAT STORES, INC.



                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                           (ILLINOIS)
                         333 West Wacker Drive
                         Chicago, Illinois  60606-1285
                         Attn:     J. Eric Ivester
                              John K. Lyons
                              George N. Panagakis

                              - and -

                         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         One Rodney Square
                         Wilmington, Delaware  19899
                         Attn:     Gregg M. Galardi

                         ATTORNEYS FOR
                         COUNTY SEAT STORES, INC.
                         DEBTOR AND DEBTOR-IN-POSSESSION





Dated:    August 22, 1997
     Wilmington, Delaware

                                  TABLE OF CONTENTS

                                                                           PAGE

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1

ARTICLE I   DEFINITIONS, RULES OF INTERPRETATION,
            AND COMPUTATION OF TIME. . . . . . . . . . . . . . . . . . . . .A-1
     A.     Scope of Definitions . . . . . . . . . . . . . . . . . . . . . .A-1
     B.     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
            1.1     "Administrative Claim" . . . . . . . . . . . . . . . . .A-1
            1.2     "Administrative Convenience Claim" . . . . . . . . . . .A-1
            1.3     "Allowed Claim". . . . . . . . . . . . . . . . . . . . .A-1
            1.4     "Allowed Class . . . Claim". . . . . . . . . . . . . . .A-2
            1.5     "Allowed Class . . . Interest" . . . . . . . . . . . . .A-2
            1.6     "Ballot" . . . . . . . . . . . . . . . . . . . . . . . .A-2
            1.7     "Bank Agent" . . . . . . . . . . . . . . . . . . . . . .A-2
            1.8     "Bankruptcy Code". . . . . . . . . . . . . . . . . . . .A-2
            1.9     "Bankruptcy Court" . . . . . . . . . . . . . . . . . . .A-2
            1.10    "Bankruptcy Rules" . . . . . . . . . . . . . . . . . . .A-2
            1.11    "Bar Date" . . . . . . . . . . . . . . . . . . . . . . .A-2
            1.12    "Bar Date Order" . . . . . . . . . . . . . . . . . . . .A-2
            1.13    "Business Day" . . . . . . . . . . . . . . . . . . . . .A-2
            1.14    "Cash" . . . . . . . . . . . . . . . . . . . . . . . . .A-2
            1.15    "Causes of Action" . . . . . . . . . . . . . . . . . . .A-2
            1.16    "Chapter 11 Case". . . . . . . . . . . . . . . . . . . .A-2
            1.17    "Claim". . . . . . . . . . . . . . . . . . . . . . . . .A-3
            1.18    "Claims Objection Deadline". . . . . . . . . . . . . . .A-3
            1.19    "Class". . . . . . . . . . . . . . . . . . . . . . . . .A-3
            1.20    "Confirmation Date". . . . . . . . . . . . . . . . . . .A-3
            1.21    "Confirmation Hearing" . . . . . . . . . . . . . . . . .A-3
            1.22    "Confirmation Hearing Notice". . . . . . . . . . . . . .A-3
            1.23    "Confirmation Order" . . . . . . . . . . . . . . . . . .A-3
            1.24    "Consummation Date". . . . . . . . . . . . . . . . . . .A-3
            1.25    "County Seat". . . . . . . . . . . . . . . . . . . . . .A-3
            1.26    "Creditors' Committee" . . . . . . . . . . . . . . . . .A-3
            1.27    "CSI". . . . . . . . . . . . . . . . . . . . . . . . . .A-3
            1.28    "Cure" . . . . . . . . . . . . . . . . . . . . . . . . .A-3
            1.29    "DIP Facility" . . . . . . . . . . . . . . . . . . . . .A-3
            1.30    "DIP Facility Claim" . . . . . . . . . . . . . . . . . .A-3
            1.31    "DIP Facility Order" . . . . . . . . . . . . . . . . . .A-3
            1.32    "DIP Lenders". . . . . . . . . . . . . . . . . . . . . .A-4
            1.33    "Disallowed Claim" . . . . . . . . . . . . . . . . . . .A-4
            1.34    "Disbursing Agent" . . . . . . . . . . . . . . . . . . .A-4
            1.35    "Disclosure Statement" . . . . . . . . . . . . . . . . .A-4
            1.36    "Disputed Claim" . . . . . . . . . . . . . . . . . . . .A-4
            1.37    "Distribution Date". . . . . . . . . . . . . . . . . . .A-4
            1.38    "Distribution Reserve" . . . . . . . . . . . . . . . . .A-4
            1.39    "Estate" . . . . . . . . . . . . . . . . . . . . . . . .A-4
            1.40    "Existing Securities". . . . . . . . . . . . . . . . . .A-4
            1.41    "Face Amount". . . . . . . . . . . . . . . . . . . . . .A-4

                                                                           PAGE

            1.42    "Final Order". . . . . . . . . . . . . . . . . . . . . .A-4
            1.43    "Fiscal Year". . . . . . . . . . . . . . . . . . . . . .A-4
            1.44    "General Unsecured Claim". . . . . . . . . . . . . . . .A-4
            1.45    "Impaired" . . . . . . . . . . . . . . . . . . . . . . .A-5
            1.46    "Indemnification Rights" . . . . . . . . . . . . . . . .A-5
            1.47    "Indemnitees". . . . . . . . . . . . . . . . . . . . . .A-5
            1.48    "Indenture". . . . . . . . . . . . . . . . . . . . . . .A-5
            1.49    "Interest" . . . . . . . . . . . . . . . . . . . . . . .A-5
            1.50    "Internal Revenue Code". . . . . . . . . . . . . . . . .A-5
            1.51    "Jefferies". . . . . . . . . . . . . . . . . . . . . . .A-5
            1.52    "Miscellaneous Secured Claim". . . . . . . . . . . . . .A-5
            1.53    "New Common Stock" . . . . . . . . . . . . . . . . . . .A-5
            1.54    "New Credit Facility". . . . . . . . . . . . . . . . . .A-5
            1.55    "New Forman Employment Agreement". . . . . . . . . . . .A-5
            1.56    "New Senior Note and Warrant Purchase Agreement. . . . .A-5
            1.57    "New Senior Notes" . . . . . . . . . . . . . . . . . . .A-5
            1.58    "Old Common Stock" . . . . . . . . . . . . . . . . . . .A-5
            1.59    "Old Preferred Stock". . . . . . . . . . . . . . . . . .A-5
            1.60    "Other Priority Claim" . . . . . . . . . . . . . . . . .A-6
            1.61    "Person" . . . . . . . . . . . . . . . . . . . . . . . .A-6
            1.62    "Petition Date". . . . . . . . . . . . . . . . . . . . .A-6
            1.63    "Plan" . . . . . . . . . . . . . . . . . . . . . . . . .A-6
            1.64    "Prepetition Notes". . . . . . . . . . . . . . . . . . .A-6
            1.65    "Priority Tax Claim" . . . . . . . . . . . . . . . . . .A-6
            1.66    "Pro Rata" . . . . . . . . . . . . . . . . . . . . . . .A-6
            1.67    "Professional Fees". . . . . . . . . . . . . . . . . . .A-6
            1.68    "Projections". . . . . . . . . . . . . . . . . . . . . .A-6
            1.69    "Record Date". . . . . . . . . . . . . . . . . . . . . .A-6
            1.70    "Registration Rights Agreements" . . . . . . . . . . . .A-6
            1.71    "Reinstated" or "Reinstatement". . . . . . . . . . . . .A-6
            1.72    "Reorganized County Seat". . . . . . . . . . . . . . . .A-7
            1.73    "Reorganized County Seat Securities" . . . . . . . . . .A-7
            1.74    "Scheduled". . . . . . . . . . . . . . . . . . . . . . .A-7
            1.75    "Schedules". . . . . . . . . . . . . . . . . . . . . . .A-7
            1.76    "Secured Claim". . . . . . . . . . . . . . . . . . . . .A-7
            1.77    "Series A Warrants". . . . . . . . . . . . . . . . . . .A-7
            1.78    "Series B Warrants". . . . . . . . . . . . . . . . . . .A-7
            1.79    "Series C Warrants". . . . . . . . . . . . . . . . . . .A-7
            1.80    "Subordinated Securities Claim". . . . . . . . . . . . .A-7
            1.81    "Unimpaired" . . . . . . . . . . . . . . . . . . . . . .A-7
            1.82    "Voting Deadline". . . . . . . . . . . . . . . . . . . .A-7
     C.     Rules of Interpretation. . . . . . . . . . . . . . . . . . . . .A-7
     D.     Computation of Time. . . . . . . . . . . . . . . . . . . . . . .A-8

ARTICLE II  ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS. . . . . . . . .A-8
            2.1     Administrative Claims. . . . . . . . . . . . . . . . . .A-8
            2.2     Priority Tax Claims. . . . . . . . . . . . . . . . . . .A-8

                                                                            PAGE

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS . . . . . . . . . . . . .A-8
            3.1     Class 1. . . . . . . . . . . . . . . . . . . . . . . . .A-8
            3.2     Class 2. . . . . . . . . . . . . . . . . . . . . . . . .A-8
            3.3     Class 3. . . . . . . . . . . . . . . . . . . . . . . . .A-9
            3.4     Class 4. . . . . . . . . . . . . . . . . . . . . . . . .A-9
            3.5     Class 5. . . . . . . . . . . . . . . . . . . . . . . . .A-9
            3.6     Class 6. . . . . . . . . . . . . . . . . . . . . . . . .A-9
            3.7     Class 7. . . . . . . . . . . . . . . . . . . . . . . . .A-9

ARTICLE IV  IDENTIFICATION OF CLASSES OF CLAIMS AND
            INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN. . . . . . . . .A-9
            4.1     Unimpaired Classes of Claims and Interests.. . . . . . .A-9
            4.2     Impaired Classes of Claims and Interests . . . . . . . .A-9

ARTICLE V   PROVISIONS FOR TREATMENT OF
            CLAIMS AND INTERESTS . . . . . . . . . . . . . . . . . . . . . .A-9
            5.1     Class 1 (Other Priority Claims). . . . . . . . . . . . .A-9
            5.2     Class 2 (Miscellaneous Secured Claims) . . . . . . . . .A-9
            5.3     Class 3 (Administrative Convenience Claims). . . . . . .A-9
            5.4     Class 4 (General Unsecured Claims) . . . . . . . . . . A-10
            5.5     Class 5 (Subordinated Securities Claims) . . . . . . . A-10
            5.6     Class 6 (Old Preferred Stock Interests). . . . . . . . A-10
            5.7     Class 7 (Old Common Stock Interests) . . . . . . . . . A-10

ARTICLE VI  ALLOWANCE OF CERTAIN CLAIMS AND INTERESTS. . . . . . . . . . . A-10
            6.1     Administrative Claims. . . . . . . . . . . . . . . . . A-10
            6.2     Old Preferred Stock Interests. . . . . . . . . . . . . A-10

ARTICLE VII ACCEPTANCE OR REJECTION OF THE PLAN;
            EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
            CLASSES OF CLAIMS OR INTERESTS . . . . . . . . . . . . . . . . A-11
            7.1     Impaired Classes of Claims and Interests Entitled
                    to Vote. . . . . . . . . . . . . . . . . . . . . . . . A-11
            7.2     Acceptance by an Impaired Class. . . . . . . . . . . . A-11
            7.3     Presumed Acceptances by Unimpaired Classes . . . . . . A-11
            7.4     Classes Deemed to Reject Plan. . . . . . . . . . . . . A-11
            7.5     Confirmation Pursuant to Section 1129(b) of the
                    Bankruptcy Code. . . . . . . . . . . . . . . . . . . . A-11

ARTICLE VIII   UNEXPIRED LEASES AND EXECUTORY CONTRACTS. . . . . . . . . . A-11
            8.1     Assumed Contracts and Leases . . . . . . . . . . . . . A-11
            8.2     Rejected Contracts and Leases. . . . . . . . . . . . . A-12
            8.3     Payments Related to Assumption of Executory
                    Contracts and Unexpired Leases . . . . . . . . . . . . A-12
            8.4     Rejection Damages Bar Date . . . . . . . . . . . . . . A-12

ARTICLE IX  MEANS FOR IMPLEMENTATION OF THE PLAN . . . . . . . . . . . . . A-12
            9.1     Revesting of Assets. . . . . . . . . . . . . . . . . . A-12
            9.2     Continued Corporate Existence. . . . . . . . . . . . . A-13
            9.3     Directors and Officers . . . . . . . . . . . . . . . . A-13

                                                                           PAGE

            9.4     Certificate of Incorporation and Bylaws. . . . . . . . A-13
            9.5     Termination of DIP Facility. . . . . . . . . . . . . . A-13
            9.6     Postpetition Financing . . . . . . . . . . . . . . . . A-13
            9.7     Issuance of New Common Stock and Series B Warrants . . A-14
            9.8     Preservation of Causes of Action . . . . . . . . . . . A-14
            9.9     Substantial Contribution Compensation and Expenses
                    Bar Date . . . . . . . . . . . . . . . . . . . . . . . A-14
            9.10    Cancellation of Existing Securities and Agreements . . A-14
            9.11    Exclusivity Period . . . . . . . . . . . . . . . . . . A-15
            9.12    Effectuating Documents; Further Transactions . . . . . A-15

ARTICLE X   PROVISIONS GOVERNING DISTRIBUTIONS . . . . . . . . . . . . . . A-15
            10.1    Time of Distributions. . . . . . . . . . . . . . . . . A-15
            10.2    Interest on Claims . . . . . . . . . . . . . . . . . . A-15
            10.3    Disbursing Agent . . . . . . . . . . . . . . . . . . . A-15
            10.4    Surrender of Securities or Instruments . . . . . . . . A-15
            10.5    Instructions to Disbursing Agent . . . . . . . . . . . A-16
            10.6    Services of Indenture Trustees, Agents and
                    Servicers. . . . . . . . . . . . . . . . . . . . . . . A-16
            10.7    Record Date for Distributions to Holders of
                    Prepetition Notes. . . . . . . . . . . . . . . . . . . A-16
            10.8    Delivery of Distributions. . . . . . . . . . . . . . . A-16
            10.9    Procedures for Treating and Resolving Disputed
                    and Contingent Claims. . . . . . . . . . . . . . . . . A-16
            10.10   Fractional Securities; De Minimis Distributions. . . . A-17

ARTICLE XI  DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS. . . . . . . . . A-17
            11.1    Discharge of County Seat and Releases. . . . . . . . . A-17
            11.2    Compromises and Settlements. . . . . . . . . . . . . . A-18
            11.3    Setoffs. . . . . . . . . . . . . . . . . . . . . . . . A-18
            11.4    Satisfaction of Subordination Rights . . . . . . . . . A-18
            11.5    Exculpation and Limitation of Liability. . . . . . . . A-19
            11.6    Indemnification Obligations. . . . . . . . . . . . . . A-19
            11.7    Injunction.. . . . . . . . . . . . . . . . . . . . . . A-19

ARTICLE XII CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . A-20
            12.1    Conditions to Confirmation . . . . . . . . . . . . . . A-20
            12.2    Conditions to Consummation . . . . . . . . . . . . . . A-20
            12.3    Waiver of Conditions to Confirmation or Consummation . A-21

ARTICLE XIII   RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . . A-21

ARTICLE XIV MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . A-22
            14.1    Binding Effect . . . . . . . . . . . . . . . . . . . . A-22
            14.2    Modification and Amendments. . . . . . . . . . . . . . A-22
            14.3    Withholding and Reporting Requirements . . . . . . . . A-23
            14.4    Committees . . . . . . . . . . . . . . . . . . . . . . A-23
            14.5    Revocation, Withdrawal or Non-Consummation . . . . . . A-23
            14.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . A-23
            14.7    Term of Injunctions or Stays . . . . . . . . . . . . . A-23
            14.8    Governing Law. . . . . . . . . . . . . . . . . . . . . A-24

Exhibit A   -- Schedule of Old Preferred Stock Interests
Exhibit B   -- Schedule of Rejected Leases and Executory Contracts
Exhibit C   -- Restated Certificate of Incorporation
Exhibit D   -- Restated Bylaws
Exhibit E   -- Series B Warrant Agreement

                                     INTRODUCTION

     County Seat Stores, Inc. ("County Seat" or the "Debtor"), as a debtor and debtor-in-possession in one of the above-captioned jointly administered Chapter 11 reorganization cases, hereby proposes the following reorganization plan for the resolution of County Seat's outstanding creditor Claims and equity Interests. Reference is made to the Disclosure Statement (as that term is defined herein) for results of operations, projections for future operations, risk factors, a summary and analysis of the Plan and certain related matters. County Seat is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code (as such term is defined in this Plan).

     All holders of Claims and holders of Interests are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan.

     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIV of this Plan, County Seat expressly reserves its right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

                                      ARTICLE I

                        DEFINITIONS, RULES OF INTERPRETATION,
                               AND COMPUTATION OF TIME

A.   SCOPE OF DEFINITIONS

     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.   DEFINITIONS

     1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estate and operating the business of County Seat, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Case, Professional Fees, and all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

     1.2 "Administrative Convenience Claim" means a Claim against County Seat that otherwise would be classified as a Class 4 General Unsecured Claim (other than Claims of holders of Prepetition Notes) that is (a) for $500 or less, or
(b) for more than $500 but less than $1,000 if the holder of such Claim has elected, on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot, to accept $500 in Cash in full satisfaction, discharge and release of such Claim.

     1.3 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Consummation Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy

Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

     1.4 "Allowed Class . . . Claim" means an Allowed Claim in the particular Class described.

     1.5 "Allowed Class . . . Interest" means an Interest in the particular Class described (a) that has been allowed by a Final Order, (b) for which (i) no objection to its allowance has been filed within the periods of limitation fixed by the Bankruptcy Code or by any Final Order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or (c) that is expressly allowed in the Plan.

     1.6 "Ballot" means each of the ballot forms that are distributed with the Disclosure Statement to holders of Claims and Interests in Classes that are impaired under the Plan and entitled to vote under Article VII hereof in connection with the solicitation of acceptances of the Plan.

     1.7 "Bank Agent" means the agent for the group of financial institutions who are party to the New Credit Facility.

     1.8 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. Sections
 101-1330.

     1.9 "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case.

     1.10 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

     1.11 "Bar Date" means the deadline for filing proofs of claims established by the Bankruptcy Court as 5:00 p.m. Eastern Standard Time on April 4, 1997.

     1.12 "Bar Date Order" means that order entered by the Bankruptcy Court on February 3, 1997 which established a deadline for filing proofs of claim.

     1.13 "Business Day" means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York City.

     1.14 "Cash" means legal tender of the United States.

     1.15 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

     1.16 "Chapter 11 Case" means the Chapter 11 Case of County Seat pending in the Bankruptcy Court and being jointly administered with the cases filed by CSI and Trade Names under case number 96-1637 (HSB).

     1.17 "Claim" means a claim against County Seat, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.18 "Claims Objection Deadline" means that day which is 180 days after the Consummation Date, unless extended by the Bankruptcy Court for cause shown by County Seat or the Creditors' Committee.

     1.19 "Class" means a category of holders of Claims or holders of Interests described in Article II of the Plan.

     1.20 "Confirmation Date" means the date of entry of the Confirmation Order.

     1.21 "Confirmation Hearing" means the hearing on confirmation of the Plan under section 1128 of the Bankruptcy Code.

     1.22 "Confirmation Hearing Notice" means the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan.

     1.23 "Confirmation Order" means the order, entered by the Bankruptcy Court, confirming the Plan.

     1.24 "Consummation Date" means the Business Day on which all conditions to the consummation of the Plan set forth in Section 12.2 hereof have been satisfied or waived as provided in Section 12.3 hereof and is the effective date of the Plan.

     1.25 "County Seat" means County Seat Stores, Inc., debtor-in-possession in the above-captioned case number 96-01638 (HSB) pending in the Bankruptcy Court. County Seat also means Reorganized County Seat from and after the Consummation Date.

     1.26 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

     1.27 "CSI" means County Seat, Inc., debtor and debtor-in-possession in case number 96-01637 (HSB) pending in the Bankruptcy Court.

     1.28 "Cure" means the distribution within a reasonable period of time following the Consummation Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

     1.29 "DIP Facility" means the debtor-in-possession financing facility authorized by the Bankruptcy Court pursuant to the Final Financing Order.

     1.30 "DIP Facility Claim" means all Claims of the DIP Lenders arising under the DIP Facility dated as of October 17, 1996, as amended.

     1.31 "DIP Facility Order" means the interim Order entered by the Bankruptcy Court on October 17, 1996, with final approval becoming effective on November 8, 1996, authorizing and approving the DIP Facility and the agreements related thereto.

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

     1.32 "DIP Lenders" means those lenders under the DIP Facility including:
Bankers Trust Company; Banque Paribas; The First National Bank of Chicago; Citibank, N.A.; Credit Lyonnais Cayman Island Branch; BankBoston, N.A.; First Bank National Association; Bank of America; Banque Francaise du Commerce Exterieur; and Goldman Sachs Credit Partners, L.P.

     1.33 "Disallowed Claim" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or
(c) is the subject of an objection filed by County Seat with the Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

     1.34 "Disbursing Agent" means the party designated by County Seat, in its sole discretion, to serve as a disbursing agent under Article X of the Plan.

     1.35 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

     1.36 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) (i) have not been Scheduled by County Seat or (ii) have been Scheduled at zero or as contingent, unliquidated or disputed, (b) are not the subject of an objection in the Bankruptcy Court by County Seat, and (c) the allowance or disallowance of which is not yet the subject of a Final Order.

     1.37 "Distribution Date" means the date, occurring as soon as practicable after the Consummation Date, upon which distributions are made to holders of Allowed Class 4 Claims and Allowed Class 6 Interests.

     1.38 "Distribution Reserve" means the Cash and securities to be reserved pending allowance of Disputed Claims in accordance with Section 10.9 of the Plan.

     1.39 "Estate" means the bankruptcy estate of County Seat pursuant to section 541 of the Bankruptcy Code.

     1.40 "Existing Securities" means, collectively, the Prepetition Notes, the Old Preferred Stock and the Old Common Stock.

     1.41 "Face Amount" means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.42 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.43 "Fiscal Year" means, with respect to County Seat, the fiscal year ending on the Saturday closest to January 31 of each year, or such other fiscal year as County Seat may designate.

     1.44 "General Unsecured Claim" means a Claim that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or Subordinated Securities Claim.

     1.45 "Impaired" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.46 "Indemnification Rights" means any obligations or rights of County Seat to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to County Seat's certificate of incorporation, bylaws or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for or on behalf of County Seat.

     1.47 "Indemnitees" means all present and former directors, officers, employees, agents or representatives of County Seat who are entitled to assert Indemnification Rights.

     1.48 "Indenture" means the indenture for the New Senior Notes to be issued pursuant to the Plan.

     1.49 "Interest" means the rights of any current or former holder or owner of any shares of Old Common Stock, Old Preferred Stock or any other equity securities of County Seat authorized and issued prior to the Confirmation Date.

     1.50 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     1.51 "Jefferies" means Jefferies & Company, Inc.

     1.52 "Miscellaneous Secured Claim" means any Secured Claim, other than any Claims arising under the DIP Facility, including the Secured Claims of Raymond Leasing Co. and Pitney Bowes Credit Corp.

     1.53 "New Common Stock" means the shares of common stock of Reorganized County Seat authorized under Article IX of the Plan and under the certificate of incorporation of Reorganized County Seat.

     1.54 "New Credit Facility" means the revolving credit facility to be issued as a means of implementing the Plan and described in Section 9.6 of the Plan, the documentation of which shall be in form and substance reasonably satisfactory to the Creditors' Committee.

     1.55 "New Forman Employment Agreement" means that employment agreement between County Seat and Sam Forman with respect to, among other things, Mr. Forman's services to be rendered to Reorganized County Seat as its President and Chief Executive Officer after the Consummation Date and as to which the Debtors filed a motion seeking Bankruptcy Court approval on August 13, 1997.

     1.56 "New Senior Note and Warrant Purchase Agreement" means that agreement, dated as of the Consummation Date, in form and substance satisfactory to County Seat and reasonably satisfactory to the Creditors' Committee, to be entered into by and between Jefferies and Reorganized County Seat with respect to the New Senior Notes and Series A Warrants.

     1.57 "New Senior Notes" means the notes to be issued on or before the Consummation Date by Reorganized County Seat pursuant to the New Senior Note and Warrant Purchase Agreement.

     1.58 "Old Common Stock" means shares of County Seat's common stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

     1.59 "Old Preferred Stock" means, collectively, all classes of preferred stock of County Seat, including (a) the 506,974 shares of certain Series A Senior Exchangeable Preferred Stock issued by County Seat in June 1991, par value $.01, for $25.00 per share, and all quarterly pay-in-kind dividend shares declared and issued with respect thereto, and (b) the 293,026 shares of certain Series B Senior Exchangeable Preferred Stock issued by County Seat in June 1991, par value $.01, for $25.00 per share, and all quarterly pay-in-kind dividend shares cumulated, but undeclared, on the books of County Seat with respect thereto; and all options, warrants or rights, contractual or otherwise, related to either of such classes of preferred stock.

     1.60 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.61 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

     1.62 "Petition Date" means October 17, 1996, the date on which County Seat filed its petition for reorganization commencing the Chapter 11 Case.

     1.63 "Plan" means this plan of reorganization proposed by County Seat for the resolution of outstanding Claims and Interests in the Chapter 11 Case, as such plan may be amended from time to time in accordance with the Bankruptcy Code.

     1.64 "Prepetition Notes" means, collectively, (a) the 12.00% Senior Subordinated Notes maturing October 1, 2001, issued by County Seat on October 14, 1993, and (b) the 12.00% Senior Subordinated Notes maturing October 1, 2002, issued by County Seat on July 6, 1995.

     1.65 "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.66 "Pro Rata" means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise.

     1.67 "Professional Fees" means a Claim of a professional retained in the Chapter 11 Case pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise, for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Confirmation Date.

     1.68 "Projections" means those financial projections covering County Seat's operations through Fiscal Year 2001 set forth by County Seat in Appendix B attached to the Disclosure Statement.

     1.69 "Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the fifth (5th) Business Day following the Confirmation Date.

     1.70 "Registration Rights Agreements" means the agreements to be entered into by Reorganized County Seat pursuant to Section 9.7 of the Plan in form and substance reasonably satisfactory to the Creditors' Committee.

     1.71 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; PROVIDED, HOWEVER, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

     1.72 "Reorganized County Seat" means County Seat from and after the Consummation Date.

     1.73 "Reorganized County Seat Securities" means, collectively, the New Common Stock, the Series A Warrants, the Series B Warrants and the Series C Warrants.

     1.74 "Scheduled" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

     1.75 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by County Seat, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

     1.76 "Secured Claim" means a Claim secured by a security interest in or lien upon property of the Estate to the extent of the value, as of the Consummation Date or such later date as is established by the Bankruptcy Court, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by County Seat and the holder of such Claim.

     1.77 "Series A Warrants" means those warrants to be issued along with the New Senior Notes on or before the Consummation Date pursuant to the New Senior Note and Warrant Purchase Agreement.

     1.78 "Series B Warrants" means the Series B Warrants to be issued as contemplated by the Plan to holders of Class 6 Old Preferred Stock Interests pursuant to a warrant agreement in form and substance reasonably satisfactory to the Creditors' Committee and substantially in the form attached hereto as Exhibit E.

     1.79 "Series C Warrants" means the Series C Warrants to be issued to Sam Forman as contemplated by the Plan and the New Forman Employment Agreement.

     1.80 "Subordinated Securities Claim" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from rescission of, or for damages, reimbursement or contribution with respect to, a purchase or sale of Old Preferred Stock, Old Common Stock or other equity securities of County Seat or its affiliates prior to the Petition Date.

     1.81 "Unimpaired" refers to any Claim or Interest which is not Impaired.

     1.82 "Voting Deadline" means September 23, 1997 at 4:00 p.m. (EDT).

C.   RULES OF INTERPRETATION

     For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.   COMPUTATION OF TIME

     In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                      ARTICLE II

                   ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

     2.1 ADMINISTRATIVE CLAIMS. Subject to the provisions of Section 6.1 of the Plan, on the Consummation Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which County Seat and such holder shall have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Claims with respect to liabilities incurred by County Seat in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     2.2 PRIORITY TAX CLAIMS. With respect to each Allowed Priority Tax Claim, at the sole option of Reorganized County Seat, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Consummation Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totalling the principal amount of such Claim plus simple interest on any outstanding balance from the Consummation Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Consummation Date, (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and County Seat or Reorganized County Seat, provided such treatment is on more favorable terms to County Seat or Reorganized County Seat, as the case may be, than the treatment set forth in clause (a) hereof, or
(c) payment in full; PROVIDED THAT, with respect to clauses (b) and (c) hereof, such treatment is approved by the Bankruptcy Court.

                                     ARTICLE III

                        CLASSIFICATION OF CLAIMS AND INTERESTS

     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in County Seat. A Claim or Interest is also placed in a particular Class for the purposes of voting on a plan of reorganization and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Consummation Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

     3.1  CLASS 1.  Class 1 consists of all Other Priority Claims.

     3.2  CLASS 2.  Class 2 consists of all Miscellaneous Secured Claims.

     3.3  CLASS 3.  Class 3 consists of all Administrative Convenience Claims.

     3.4  CLASS 4.  Class 4 consists of all General Unsecured Claims.

     3.5  CLASS 5.  Class 5 consists of all Subordinated Securities Claims.

     3.6  CLASS 6.  Class 6 consists of all Old Preferred Stock Interests.

     3.7  CLASS 7.  Class 7 consists of all Old Common Stock Interests.

                                      ARTICLE IV

                       IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

     4.1 UNIMPAIRED CLASSES OF CLAIMS AND INTERESTS. Class 1 (Other Priority Claims), Class 2 (Miscellaneous Secured Claims) and Class 3 (Administrative Convenience Claims) are not Impaired by the Plan.

     4.2 IMPAIRED CLASSES OF CLAIMS AND INTERESTS. Class 4 (General Unsecured Claims), Class 5 (Subordinated Securities Claims), Class 6 (Old Preferred Stock Interests) and Class 7 (Old Common Stock Interests) are Impaired Classes under the Plan.

                                      ARTICLE V

                             PROVISIONS FOR TREATMENT OF
                                 CLAIMS AND INTERESTS

     5.1 CLASS 1 (OTHER PRIORITY CLAIMS). On the Consummation Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class 1 Other Priority Claim, or (b) such other treatment as to which County Seat and such holder shall have agreed upon in writing.

     5.2 CLASS 2 (MISCELLANEOUS SECURED CLAIMS). The legal, equitable and contractual rights of holders of Allowed Miscellaneous Secured Claims shall be Reinstated. County Seat's failure to object to such Claims in the Chapter 11 Case shall be without prejudice to Reorganized County Seat's right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of County Seat held by or on behalf of the holders of Claims in this Class with respect to such Claims shall survive the Consummation Date and continue in accordance with the contractual terms of the underlying agreements with such holders until, as to each such holder, the Allowed Claims of such holder in this Class are paid in full.

     5.3 CLASS 3 (ADMINISTRATIVE CONVENIENCE CLAIMS). On the Consummation Date, or as soon as practicable thereafter, each holder of an Allowed Class 3 Administrative Convenience Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 3 Administrative Convenience Claim, Cash equal to (a) the amount of such Allowed Claim if such amount is less than or equal to $500, or (b) $500, if the amount of such Allowed Claim is greater than $500 and less than $1,000.

     5.4 CLASS 4 (GENERAL UNSECURED CLAIMS). On the Distribution Date, each holder of an Allowed Class 4 General Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Class 4 General Unsecured Claim, such holder's Pro Rata share of the New Common Stock in accordance with Article X of the Plan; PROVIDED, HOWEVER, that CSS Trade Names, Inc., will not receive any distribution with respect to its intercompany Claim against County Seat and any such Claims are hereby waived, released and discharged.

     5.5 CLASS 5 (SUBORDINATED SECURITIES CLAIMS). The holders, if any, of Allowed Class 5 Subordinated Securities Claims will not receive any distribution under the Plan on account of such Claims.

     5.6 CLASS 6 (OLD PREFERRED STOCK INTERESTS). On the Consummation Date, each holder of an Allowed Class 6 Old Preferred Stock Interest shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class 6 Old Preferred Stock Interest, such holder's pro rata share of the Series B Warrants based on the distribution provisions of the agreements governing the Old Preferred Stock Interests, all in accordance with Article X of the Plan.

     5.7 CLASS 7 (OLD COMMON STOCK INTERESTS). The holders of Allowed Class 7 Old Common Stock Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Consummation Date, the Old Common Stock Interests shall be cancelled.

                                      ARTICLE VI

                      ALLOWANCE OF CERTAIN CLAIMS AND INTERESTS

     6.1  ADMINISTRATIVE CLAIMS.

          (a) DIP FACILITY CLAIM. On the Consummation Date, all obligations of County Seat under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility.

          (b) PROFESSIONAL FEES. All final requests for payment of Professional Fees must be filed no later than sixty (60) days after the Consummation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Fees shall be determined by the Bankruptcy Court.

          (c) OTHER ADMINISTRATIVE FEES. All other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on counsel for County Seat and the Creditors' Committee no later than thirty (30) days after the Consummation Date. Unless County Seat or the Creditors' Committee objects to an Administrative Claim within ten (10) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that County Seat or the Creditors' Committee objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by County Seat or Reorganized County Seat in the ordinary course of business.

     6.2 OLD PREFERRED STOCK INTERESTS. The Interests of each holder of an Old Preferred Stock Interest shall be allowed based on the amount of Old Preferred Stock shares listed on Exhibit A attached hereto. Distributions of Series B Warrants to holders of Allowed Class 6 Interests will be made pro rata based upon the number of shares of Old Preferred Stock held by a particular holder as listed on Exhibit A attached hereto in relation to the aggregate number of shares so listed.

                                     ARTICLE VII

                         ACCEPTANCE OR REJECTION OF THE PLAN;
                     EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                            CLASSES OF CLAIMS OR INTERESTS

     7.1  IMPAIRED CLASSES OF CLAIMS AND INTERESTS ENTITLED TO VOTE.  Subject to
Section 7.4 of the Plan, the holders of Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

     7.2  ACCEPTANCE BY AN IMPAIRED CLASS.

          (a) IMPAIRED CLAIMS. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

          (b) IMPAIRED INTERESTS. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount of the Allowed Interests of such Class that have timely and properly voted to accept or reject the Plan.


     7.3 PRESUMED ACCEPTANCES BY UNIMPAIRED CLASSES. Claims in Class 1 (Other Priority Claims), Class 2 (Miscellaneous Secured Claims) and Class 3 (Administrative Convenience Claims) are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, the holders of such Claims and Interests are conclusively presumed to accept the Plan and the votes of such holders will not be solicited.

     7.4 CLASSES DEEMED TO REJECT PLAN. Claims in Class 5 (Subordinated Securities Claims) and Interests in Class 7 (Old Common Stock Interests) are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are deemed to reject the Plan and the votes of such holders will not be solicited.

     7.5 CONFIRMATION PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE. To the extent that any Impaired Class entitled to vote rejects the Plan, County Seat will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

                                     ARTICLE VIII

                       UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     8.1 ASSUMED CONTRACTS AND LEASES. Each executory contract and unexpired lease to which County Seat is a party shall be deemed automatically assumed as of the Consummation Date, unless such executory contract or unexpired lease (a) shall have been previously rejected by County Seat, (b) is the subject of a motion to reject filed on or before the Confirmation Date, or (c) is listed on the schedule of rejected contracts and leases annexed hereto as Exhibit B. Without limiting the foregoing, the Confirmation Order shall provide for the assumption of the New Forman Employment Agreement with such assumption effective as of the Consummation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Consummation Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is listed on the schedule of rejected contracts and leases annexed as Exhibit B hereto.

     8.2 REJECTED CONTRACTS AND LEASES. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases annexed hereto as Exhibit B shall be deemed automatically rejected as of the Consummation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code. County Seat reserves the right to file a motion on or before the Confirmation Date to reject an executory contract or unexpired lease that (a) is not listed on Exhibit B hereto, or (b) has not been previously rejected by a Final Order of the Bankruptcy Court.

     8.3 PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of County Seat or the assignee of County Seat assuming such contract or lease, by Cure. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of Reorganized County Seat or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment. Notwithstanding the foregoing, to the extent that there are disputes with respect to proper Cure amounts, County Seat shall place in a segregated account any undisputed amount and shall attempt within 45 days after the Consummation Date to resolve such disputes. If such disputes are not resolved within such 45-day period, County Seat shall serve notice of a hearing to resolve disputed Cure amounts at which hearing the Bankruptcy Court shall adjudicate any and all outstanding Cure amount disputes. County Seat shall pay such Cure amounts as soon as practicable after determination by the Bankruptcy Court of the appropriate Cure amount.

     8.4 REJECTION DAMAGES BAR DATE. If the rejection by County Seat, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against County Seat or Reorganized County Seat or the properties of either of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to County Seat within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

                                      ARTICLE IX

                         MEANS FOR IMPLEMENTATION OF THE PLAN

     9.1 REVESTING OF ASSETS. The property of the Estate shall revest in County Seat on the Consummation Date. Thereafter, County Seat may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Consummation Date, all property of County Seat shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the foregoing, County Seat may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Consummation Date for professional fees and expenses.

     9.2 CONTINUED CORPORATE EXISTENCE. County Seat shall continue to exist after the Consummation Date as a separate corporate entity, in accordance with the applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Consummation Date, except to the extent such certificate of incorporation and bylaws are amended by this Plan. Notwithstanding the forgoing, County Seat may change its state of incorporation from Minnesota to Delaware prior to the Confirmation Date by merging with a newly formed Delaware entity and filing with the Bankruptcy Court appropriate modifications to the articles of incorporation and bylaws of Reorganized County Seat attached hereto as Exhibits C and D, respectively.

     9.3 DIRECTORS AND OFFICERS. The existing senior officers of County Seat shall serve initially in their current capacities after the Consummation Date. On the Consummation Date, the term of the current members of the board of directors of County Seat shall expire. The initial board of directors of Reorganized County Seat will consist of seven (7) directors. As contemplated under the terms of the New Forman Employment Agreement, Sam Forman shall serve as a director and shall be entitled to select an additional director. The remaining five (5) directors shall be selected by the Creditors' Committee by giving written notice of the identities of such members to County Seat not less than five (5) days prior to the Confirmation Date; PROVIDED, HOWEVER, that if and to the extent that the Creditors' Committee fails to give such notice, County Seat shall designate the members of the board of directors of Reorganized County Seat by announcing their identities at the Confirmation Hearing.

     9.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The articles of incorporation and bylaws of County Seat shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The articles of incorporation of Reorganized County Seat shall be amended to, among other things: (a) authorize 40,000,000 shares of New Common Stock, $0.01 par value per share (of which up to 20,000,000 shares will be issued under the Plan), (b) authorize 1,000,000 shares of preferred stock, and (c) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities, and, if applicable, (ii) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The restated articles of incorporation of Reorganized County Seat are attached hereto as Exhibit C and the bylaws of Reorganized County Seat are attached hereto as Exhibit D. Any amendment to the articles of incorporation of County Seat may be filed after the Confirmation Date and may become effective on or prior to the Consummation Date or within ten (10) days thereafter.

     9.5 TERMINATION OF DIP FACILITY. On the Consummation Date, all obligations of County Seat under the DIP Facility shall be paid or otherwise satisfied in full in accordance with the terms of the DIP Facility. Without limiting the foregoing, with the consent of the DIP Lenders, any letters of credit that have not expired shall be replaced with letters of credit as a part of County Seat's post-confirmation financing. Upon payment or satisfaction in full of all obligations under the DIP Facility in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.

     9.6 POSTPETITION FINANCING. County Seat expects to enter into the New Credit Facility and to issue the New Senior Notes and Series A Warrants in order to obtain the working capital and cash necessary to pay off the DIP Facilities, make other payments required to be made on the Consummation Date and maintain its operations.

     The New Credit Facility, or a commitment letter with respect thereto, shall be filed by County Seat with the Bankruptcy Court no later than a date which is five (5) days prior to the Voting Deadline. Notice of any modification to the New Credit Facility after its filing with the Bankruptcy Court shall be provided to the Creditors' Committee. The terms and conditions of the New Credit Facility shall include in all respects the terms and conditions of the commitment letter executed between County Seat and the Bank Agent and the New Credit Facility term sheet, except to the extent that County Seat and the Bank Agent agree otherwise. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facility in substantially the form filed with the Bankruptcy Court and authorize County Seat to execute the same together with such other documents as the Bank Agent may reasonably require in order to effectuate the treatment afforded to the lenders under the New Credit Facility.

     On or before the Consummation Date, County Seat shall issue in accordance with the provisions of the Plan the New Senior Notes and Series A Warrants. The sale of the New Senior Notes and Series A Warrants shall occur following and subject to confirmation of the Plan by the Bankruptcy Court and simultaneously with the consummation of the Plan, and shall be exempt from registration pursuant to section 4(2) of the Securities Act of 1933.


     9.7 ISSUANCE OF NEW COMMON STOCK AND SERIES B WARRANTS. On or before the Distribution Date, County Seat shall issue for distribution in accordance with the terms of the Plan the New Common Stock to holders of Allowed Class 4 General Unsecured Claims and the Series B Warrants to holders of Allowed Class 6 Interests. The New Common Stock and the Series B Warrants shall be exempt from registration pursuant to section 1145(a) of the Bankruptcy Code. However, Reorganized County Seat will enter into a Registration Rights Agreement with each holder of an Allowed Class 4 General Unsecured Claim who, as of the Consummation Date, (a) holds Prepetition Notes entitling such holder to receive ten percent (10%) or more of the shares of the New Common Stock, and (b) requests in writing that Reorganized County Seat execute such agreement. Drafts of such Registration Rights Agreements will be filed by County Seat with the Bankruptcy Court no later than a date which is five (5) days prior to the first date set by the Bankruptcy Court as the Voting Deadline. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto.

     9.8 PRESERVATION OF CAUSES OF ACTION. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, Reorganized County Seat shall retain and may enforce all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which County Seat may hold against any entity, including, without limitation, any causes of action brought prior to the Petition Date, actions against any Persons for failure to pay for products or services rendered by County Seat, all claims, causes of action, suits and proceedings relating to strict enforcement of County Seat's intellectual property rights, including patents, copyrights and trademarks, and all causes of action which may exist under sections 510, 542, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims, if any, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code. County Seat, in the exercise of its business judgment, will determine whether to enforce such rights. Reorganized County Seat or any successors may pursue such litigation claims in accordance with the best interests of Reorganized County Seat or the successors holding such rights of action.

     9.9 SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE. Any person or entity who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Case pursuant to section 503(b)(3),
(4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before forty-five (45) days after the Consummation Date (the "503 Deadline"), and serve such application on counsel for County Seat and as otherwise required by the Bankruptcy Court on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

     9.10 CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS. On the Consummation Date, except as otherwise provided for herein, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of County Seat, except such notes or other instruments evidencing indebtedness or obligations of County Seat that are Reinstated under the Plan, shall be cancelled, and (b) the obligations of, and/or Claims against, County Seat under, relating or pertaining to any agreements, indentures or certificates of designations governing the Existing Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of County Seat, except such notes or other instruments evidencing indebtedness or obligations of County Seat that are Reinstated under the Plan, as the case may be, shall be released and discharged; PROVIDED, HOWEVER, that each indenture or other agreement that governs the rights of the holder of a Claim and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in
Article X of the Plan; PROVIDED, FURTHER, that the provisions of this proviso shall not affect the discharge of County Seat's liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to Reorganized County Seat.

     9.11 EXCLUSIVITY PERIOD. County Seat shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Consummation Date.

     9.12 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS. The Chairman of the Board of Directors, the Chief Executive Officer or any other appropriate officer of County Seat, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Secretary or Assistant Secretary of County Seat shall be authorized to certify or attest to any of the foregoing actions.

                                      ARTICLE X

                          PROVISIONS GOVERNING DISTRIBUTIONS

     10.1 TIME OF DISTRIBUTIONS. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Distribution Date to holders of Allowed Class 4 Claims and Allowed Class 6 Interests, and on the Consummation Date, or as soon thereafter as is practicable, to holders of all other Allowed Claims entitled to receive a distribution under the Plan.

     10.2 INTEREST ON CLAIMS. Unless otherwise specifically provided for in the Plan, Confirmation Order or DIP Facility Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

     10.3 DISBURSING AGENT. The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the relevant indenture or other governing agreement; PROVIDED, HOWEVER, that if any such indenture trustee, agent or servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such indenture trustee, agent or servicer, shall make such distributions.

     10.4 SURRENDER OF SECURITIES OR INSTRUMENTS. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim on account of Prepetition Notes or an Interest (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent or servicer, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent or servicer, as the case may be, prior to the fifth (5th) anniversary of the Consummation Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized County Seat notwithstanding any federal or state escheat laws to the contrary.

     10.5 INSTRUCTIONS TO DISBURSING AGENT. Prior to any distribution on account of any Prepetition Notes, the indenture trustee, agent or servicer of the Prepetition Notes shall (a) inform the Disbursing Agent as to the amount of properly surrendered Prepetition Notes and (b) instruct the Disbursing Agent, in a form and manner that the Disbursing Agent reasonably determines to be acceptable, of the names of the holders of Prepetition Notes with Allowed Class 4 General Unsecured Claims and denominations of New Common Stock to be issued and distributed to or on behalf of such holders of Allowed Class 4 General Unsecured Claims in exchange for properly surrendered Prepetition Notes.

     10.6 SERVICES OF INDENTURE TRUSTEES, AGENTS AND SERVICERS. The services, with respect to consummation of the Plan, of indenture trustees, agents and servicers under indentures and other agreements that govern the rights of holders of Claims, shall be as set forth in Section 9.10 and elsewhere in the Plan.

     10.7 RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF PREPETITION NOTES. At the close of business on the Record Date, the transfer ledgers of the indenture trustees, agents and servicers of the Prepetition Notes shall be closed, and there shall be no further changes in the record holders of the Prepetition Notes. Reorganized County Seat and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall have no obligation to recognize any transfer of such Prepetition Notes occurring after the Record Date. Reorganized County Seat and the indenture trustees, agents and servicers for such Prepetition Notes and the Disbursing Agent shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

     10.8 DELIVERY OF DISTRIBUTIONS. Distributions to holders of Allowed Claims or Allowed Interests shall be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer, as the case may be, (a) at the addresses set forth on the proofs of claim filed by such holders (or at the last known addresses of such holders if no proof of claim is filed or if County Seat has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, (d) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent or servicer, at the addresses contained in the official records of such indenture trustee, agent or servicer, or (e) in the case of an Allowed Interest, at the last known address for such parties as set forth on County Seat's books and records. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent or servicer shall be returned to Reorganized County Seat until such distributions are claimed.
All claims for undeliverable distributions shall be made on or before the fifth
(5th) anniversary of the Consummation Date. After such date, all unclaimed property shall revert to Reorganized County Seat and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

     10.9 PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS.

          (a) NO DISTRIBUTIONS PENDING ALLOWANCE. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

          (b) DISTRIBUTION RESERVE. The Disbursing Agent will withhold the Distribution Reserve from the property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by County Seat, the Bankruptcy Court will determine what amount is sufficient to withhold as the Distribution Reserve. County Seat will request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the Distribution Reserve based upon the estimated amount of each such Claim as set forth in a Final Order. County Seat may also request estimation of a Disputed Claim that is liquidated. If County Seat elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent will withhold the Distribution Reserve based upon the Face Amount of such Claim. The Disbursing Agent will also place in the Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the Distribution Reserve, to the extent that such property continues to be withheld as the Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in the Plan or herein will be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

     Neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the New Common Stock held in the Distribution Reserve. In the event that any matter requires approval by the shareholders of Reorganized County Seat prior to the distribution or cancellation of all shares of New Common Stock held in the Distribution Reserve, the shares of New Common Stock held by the Disbursing Agent shall be deemed only for voting purposes not to have been issued.

          (c) DISTRIBUTIONS AFTER ALLOWANCE. Payments and distributions from the Distribution Reserve to each holder of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern the Class of Claims to which the respective holder belongs. Promptly after the date when the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim any Cash and other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim been an Allowed Claim on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to all Disputed Claims, (i) any New Common Stock held in the Distribution Reserve will be distributed Pro Rata to holders of Allowed Class 4 General Unsecured Claims, and (ii) any Cash or other property remaining in the Distribution Reserve will become property of Reorganized County Seat. All distributions made under Section 10.9 of the Plan on account of an Allowed Claim will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the Distribution Date.

     10.10 FRACTIONAL SECURITIES; DE MINIMIS DISTRIBUTIONS. Any other provision of the Plan notwithstanding, payments of fractions of shares of New Common Stock or Series B Warrants shall not be made. Whenever any payment of a fraction of a share of New Common Stock or Series B Warrant under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.

                                      ARTICLE XI

                    DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS

     11.1 DISCHARGE OF COUNTY SEAT AND RELEASES.

          (a) All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against County Seat or any of its assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Consummation Date, County Seat shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of County Seat prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of County Seat, subject to the Consummation Date occurring.

          (b) Except as otherwise specifically provided in this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Consummation Date) of (i) Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of and Interests in County Seat or Reorganized County Seat and (ii) all Causes of Action (whether known or unknown, either directly or derivatively through County Seat or Reorganized County Seat) against, claims against, liabilities of, liens on the direct or indirect assets and properties of, and obligations of County Seat, Reorganized County Seat and such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or any of such parties' successors or assigns, based (x) on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of claim or interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan, or (y) on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Consummation Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

     11.2 COMPROMISES AND SETTLEMENTS. Pursuant to Bankruptcy Rule 9019(a), County Seat may compromise and settle various Claims (a) against it and (b) that it has against other Persons. County Seat expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and Claims that it may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to Reorganized County Seat pursuant to
Article IX of the Plan.

     11.3 SETOFFS. County Seat may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that County Seat may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by County Seat of any such claim that County Seat may have against such holder.

     11.4 SATISFACTION OF SUBORDINATION RIGHTS. All Claims against County Seat and all rights and claims between or among holders of Claims relating in any manner whatsoever to Claims against County Seat, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Consummation Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

     11.5 EXCULPATION AND LIMITATION OF LIABILITY. Except as otherwise specifically provided in this Plan, County Seat, Reorganized County Seat, any statutory committee, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of County Seat's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against County Seat, Reorganized County Seat or any statutory committee, or any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of County Seat's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

     11.6 INDEMNIFICATION OBLIGATIONS. In satisfaction and compromise of the Indemnitees' Indemnification Rights: (i) all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of County Seat or CSI on or after the Petition Date (the "Post-Petition Indemnification Rights") shall be released and discharged on and as of the Consummation Date, provided that the Post-Petition Indemnification Rights shall remain in full force and effect on and after the Consummation Date and shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Case, (ii) County Seat covenants to purchase and maintain directors and officers liability insurance providing coverage for the Indemnitees for a period of two years after the Consummation Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of County Seat or CSI in at least the scope and amount as currently maintained by County Seat (the "Insurance Coverage"), PROVIDED, HOWEVER, that County Seat shall not be obligated hereby to purchase Insurance Coverage in excess of such coverage that can be purchased for an annual premium of $250,000, and (iii) County Seat hereby indemnifies Indemnitees and agrees to pay for any deductible or retention amount (not in excess of $250,000 (or any higher amount resulting from the purchase of Insurance Coverage at a lower premium cost on County Seat's reasonable judgment)) that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

     11.7 INJUNCTION.  The satisfaction, release and discharge pursuant to
Article XI of this Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

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

                                     ARTICLE XII

                                 CONDITIONS PRECEDENT

     12.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with
Section 12.3 of the Plan:

          (a) The Bankruptcy Court shall have approved by Final Order a disclosure statement with respect to the Plan in form and substance reasonably acceptable to County Seat.

          (b) The Confirmation Order shall be in form and substance reasonably acceptable to County Seat.

     12.2 CONDITIONS TO CONSUMMATION. The Consummation Date shall occur on or prior to November 30, 1997, unless such date is extended by agreement of County Seat and the Creditors' Committee. The following are conditions precedent to the occurrence of the Consummation Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

          (a) The Bankruptcy Court shall have entered one or more orders (which may be the Confirmation Order) authorizing the assumption of all leases and executory contracts by Reorganized County Seat.

          (b) County Seat shall have entered into the New Credit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied.

          (c) The closing of the sale of the New Senior Notes shall have occurred.

          (d) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

          (e) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

            (i) the provisions of the Confirmation Order are non-severable and mutually dependent;

            (ii) all executory contracts or unexpired leases assumed by County Seat during the Chapter 11 Case or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized County Seat, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

            (iii) the transfers of property by County Seat (A) to Reorganized County Seat (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest Reorganized County Seat with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and shall not subject Reorganized County Seat to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims and Interests under the Plan are for good consideration and value and are in the ordinary course of County Seat's business;

            (iv) except as expressly provided in the Plan, County Seat is discharged effective upon the Consummation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and County Seat's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of County Seat entered into or obligation of County Seat incurred before the Consummation Date, or from any conduct of County Seat prior to the Consummation Date, or that otherwise arose before the Consummation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

            (v) the Plan does not provide for the liquidation of all or substantially all of the property of County Seat and its confirmation is not likely to be followed by the liquidation of Reorganized County Seat or the need for further financial reorganization;

            (vi) except as expressly provided in the Plan, all Interests shall be terminated effective upon the Consummation Date; and

            (vii) the Bankruptcy Court shall have determined that the New Common Stock and Series B Warrants issued under the Plan in exchange for Claims against or Interests in County Seat are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that holders of New Common Stock or Series B Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

     12.3 WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION. The conditions set forth in Sections 12.1 and 12.2 of the Plan may be waived by County Seat in its sole discretion, without any notice to parties in interest or the Bankruptcy Court and without a hearing (but with the concurrence of the Creditors' Committee). The failure to satisfy or waive any condition to the Confirmation Date or the Consummation Date may be asserted by County Seat in its sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by County Seat in its sole discretion). The failure of County Seat in its sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                     ARTICLE XIII

                              RETENTION OF JURISDICTION

          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan, including, among other things, the following matters:

          (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which County Seat is a party or with respect to which County Seat may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to the holders of such Claims;

          (b) to determine any and all pending adversary proceedings, applications and contested matters;

          (c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

          (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

          (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated;

          (f) to issue orders in aid of execution, implementation or consummation of the Plan;

          (g) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (h) to hear and determine all applications for compensation and reimbursement of Professional Fees under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

          (i) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

          (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

          (k) to recover all assets of County Seat and property of its Estate, wherever located;

          (l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          (m)  to hear any other matter not inconsistent with the Bankruptcy
Code;

          (n) to hear and determine all disputes arising in connection with the interpretation, implementation or enforcement of the New Senior Note and Warrant Purchase Agreement;

          (o) to hear and determine all disputes involving the existence, nature or scope of County Seat's discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Consummation Date; and

          (p)  to enter a final decree closing the Chapter 11 Case.

                                     ARTICLE XIV

                               MISCELLANEOUS PROVISIONS

     14.1 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of County Seat, all present and former holders of Claims, all present and former holders of Interests, other parties in interest and their respective successors and assigns.

     14.2 MODIFICATION AND AMENDMENTS. County Seat may alter, amend or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, County Seat may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or holders of Interests under the Plan; PROVIDED, HOWEVER, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

     14.3 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, County Seat shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     14.4 COMMITTEES. Effective on the Consummation Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of an order in the Chapter 11 Case and applications for Professional Fees.

     14.5 REVOCATION, WITHDRAWAL OR NON-CONSUMMATION.

          (a) RIGHT TO REVOKE OR WITHDRAW. County Seat reserves the right to revoke or withdraw the Plan at any time prior to the Consummation Date.

          (b) EFFECT OF WITHDRAWAL, REVOCATION OR NON-CONSUMMATION. If County Seat revokes or withdraws the Plan prior to the Consummation Date, or if the Confirmation Date or the Consummation Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against County Seat or any other Person, to prejudice in any manner the rights of County Seat or any Person in any further proceedings involving County Seat or to constitute an admission of any sort by County Seat or any other Person.

     14.6 NOTICES. Any notice required or permitted to be provided to County Seat under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

          County Seat Stores, Inc.
          6585 City West Parkway
          Eden Prairie, Minnesota 55344
          Attention: General Counsel

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom (Illinois)
          333 West Wacker Drive
          Chicago, Illinois 60606-1285
          Attention: J. Eric Ivester, Esq.

     14.7 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Consummation Date.

     14.8 GOVERNING LAW. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents and instruments executed in connection with the Plan, and corporate governance matters.


Dated:    Wilmington, Delaware
          August 22, 1997


                                   Respectfully submitted,

                                   COUNTY SEAT STORES, INC.

                                   Debtor-in-Possession



                                   By:  /s/ Sam Forman
                                      -----------------------------

                                   Its  PRESIDENT
                                      -----------------------------

SKADDEN, ARPS, SLATE, MEAGHER & FLOM
  (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285



By:    /s/ J. Eric Ivester
     -------------------------------------
     J. Eric Ivester
     John K. Lyons
     George N. Panagakis

                    - and -

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
Wilmington, Delaware  19899



By:    /s/ Gregg M. Galardi
     -------------------------------------
     Gregg M. Galardi


ATTORNEYS FOR
COUNTY SEAT STORES, INC.
DEBTOR AND DEBTOR-IN-POSSESSION



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